Exhibit 99.1

NAVISTAR 4TH QUARTER PROFITS EXPECTED TO BE RECORD AS FULL-YEAR RESULTS SHOULD TOP GUIDANCE; BOLD GOALS STRATEGY EXPECTED TO PRODUCE ANNUAL EARNINGS 0F $1 BILLION BY 2009

2005 Guidance Set At $4.60 To $5.00 Per Share; Industry Demand Seen As Firm

WARRENVILLE, Ill. - December 6, 2004 - Navistar International Corporation (NYSE: NAV), the nation’s largest combined commercial truck and mid-range diesel engine producer, today reported that fourth quarter earnings should be the highest for any quarter in company history as it returned to full-year profitability for the first time since 2000. Final 2004 results are expected to be available prior to filing of the company’s Form 10-K report in the first week of January.

Earnings for the fourth quarter are expected to be at least $148 million, equal to $1.88 per diluted common share. At that level, fourth quarter earnings would equal the record $148 million reported in the fourth quarter of 1979. In the fourth quarter a year ago, the company earned $77 million or $1.00 per diluted common share, which included a benefit of $0.28 per diluted common share from adjustment of restructuring charges.

Consolidated sales and revenues for the fourth quarter of fiscal 2004 are expected to total $3.0 billion, compared with $2.0 billion a year earlier.

Final 2004 financial results are pending the outcome of an anticipated adjustment from the application of certain accounting standards at the company’s finance subsidiary. When completed, the adjustments are expected to result in a positive earnings impact.

Daniel C. Ustian, Navistar chairman, president and chief executive officer, said that fourth quarter results will reflect improvement in the company’s cost structure, including significant reductions in the number of hours per unit required to produce trucks and engines at the company’s manufacturing plants. Engine shipments were at record levels and the company’s truck and engine parts business recorded its 13th consecutive year of record sales with the highest annual percentage gain in history.

"We delivered on our commitments with great products and a more competitive cost structure while laying the groundwork for substantial growth," Ustian said.

Excluding any positive impact from the anticipated adjustment, fourth quarter results are expected to raise earnings for the full year to at least $236 million, or $3.07 per diluted common share, compared with a net loss of $18 million, equal to ($0.27) per diluted common share in fiscal 2003. In August, Navistar said that earnings for fiscal 2004 would be $2.95 or more per diluted common share.

Sales and revenues for the year ended October 31, 2004, are expected to total $9.6 billion, up from $7.3 billion a year earlier, marking the first time in the company’s history that sales and revenues topped $9 billion.

Ustian will tell security analysts later today that Navistar is on track to "create a new reality" in the next five years and expects to become a consistently and solidly profitable $15 billion company. The goal is to achieve 10 percent pretax margins in all business units and produce $1 billion in annual net income.

"We are driving beyond our traditional markets with new ideas that build on our competencies and proactively address major areas of customer needs," Ustian said. "We plan to take full advantage of our integrated products, our reputation as the engine supplier of choice, our extensive parts and service business and our broad range of finance offerings."

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Exhibit 99.1 (continued)

Based on the current outlook, Ustian said that earnings in 2005 should be in the range of at least $4.60 to $5.00 per diluted common share. The 2005 guidance includes the assumption of a $65 million tax rate benefit. Earnings for the three months ending January 31, 2005 will be impacted by the traditional holiday shutdown at the company’s manufacturing plants and should be in the area of $0.20 to $0.25 per diluted common share.

Ustian is scheduled to speak to more than 150 security analysts and investors beginning at 1:00 p.m. EST today at the Grand Hyatt Hotel in midtown Manhattan, New York City. A live web cast of the meeting discussing 2004 operating results and 2005 and beyond strategies can be accessed through the company’s web site at http://www.nav-international.com and connecting to the web cast link.

Ustian said major accomplishments during fiscal 2004 included:

•	The truck group delivered on its commitment to improve its competitive cost structure by reducing production costs by $1,600 per vehicle. The group ended fiscal 2004 with strong momentum as heavy truck market share climbed to 19 percent in October and averaged more than 17 percent market share for the full year, an increase of 3 percentage points over 2003 and the highest level since 1999. Bus body share for the year totaled a record 53 percent, an increase of 11 percentage points over 2003.
•	Engine shipments increased to a record 433,000 units, up from 396,000 units a year earlier. The launch of the latest version of the 6-liter V8 engine in Ford heavy-duty pickup trucks was successful and Ford’s dieselization rate in heavy-duty pickup trucks is running at nearly 70 percent. The cost to develop emissions compliant engines impacted engine group margins and the group has initiated new cost- reduction programs.

Manufacturing gross margins for the year will be in the area of 13.8 percent compared with 12.3 percent a year earlier. Margins were impacted by warranty costs associated with the 6-liter V8 engines produced in early 2003 and the cost of in-the-field corrections to assure truck and engine product quality.

"Improved manufacturing quality is a top priority and in 2004 we invested in warranty expense in order to exceed customer requirements and create long-term value," Ustian said. "While we paid a short-term price, we believe it will pay off in the long run through satisfied and repeat costumers."

Navistar is forecasting United States and Canadian total truck industry retail sales volume for Class 6-8 and school buses in fiscal 2005 at 389,500 units, up 13 percent from the 345,000 units sold by the industry in fiscal 2004. Demand for Class 8 trucks is expected to increase 19 percent to 262,000 units from 220,000 units, while demand for Class 6-7 medium trucks is estimated unchanged at 100,000 units. School bus demand is forecast at 27,500 units, up from 26,200 units in 2004.

Ustian said that the company’s forecast for 2005 retail commercial truck sales volume is lower than that forecast by some other sources, but noted that the company is historically conservative in its outlook.

The company’s trucks and buses are sold under the International® and IC® brands. Worldwide shipments in fiscal 2004 totaled 112,000 trucks and buses, of which 45,500 were medium trucks, primarily Class 6-7; 19,000 were school buses; and 47,500 were heavy and severe service trucks (Class 8). Shipments in 2003 consisted of 84,600 trucks and buses, of which 34,900 were medium trucks, 21,400 were school buses and 28,300 were heavy and severe service trucks.

The company’s overall combined market share in the United States and Canada in 2004 totaled 28 percent, approximately the same as a year earlier.

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Exhibit 99.1 (continued)

It is anticipated that the re-interpretation of securitization accounting at Navistar Financial Corporation, the company’s finance subsidiary, will cause Navistar Financial to adjust its income for the periods 2002-2004. The company believes that the anticipated, positive adjustment to net income is likely to be immaterial to the parent company’s financial statements. The adjustment will change certain aspects of the accounting associated with Navistar Financial’s retail note securitization program. Navistar Financial intends to adjust the comparative periods 2002 and 2003 for its income statement, and the 2003 balance sheet in its 2004 Form 10-K. As a result of Navistar Financial’s planned adjustment, it is possible that Navistar International Corporation may restate its financial statements.

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. With the broadest distribution network in North America, the company also provides financing for customers and dealers. Additionally, through a joint venture with Ford Motor Company, the company builds medium commercial trucks and sells truck and diesel engine service parts. Additional information is available at www.nav-international.com.

Forward-Looking Statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this news release and we assume no obligation to update the information included in this news release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2003.

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